EXHIBIT 10.3

Lawn and Garden Brand Extension Agreement

THIS AGREEMENT is entered into as of this 15th day of May, 2015 between The Scotts Company LLC, an Ohio limited liability company, with its principal place of business at 14111 Scottslawn Road, Marysville, Ohio 43041, and Monsanto Company, a Delaware corporation, with its principal place of business at 800 N. Lindbergh Blvd., St. Louis, Missouri 63167.

RECITALS:

A.
Monsanto has rights in various names, symbols, designs and likenesses, including, but not limited to copyrights and trademarks listed in Schedule A, attached hereto and incorporated herein by this reference. The Licensed Marks have been used in commerce and extensively advertised and promoted by various means. The Licensed Marks and the reputation of Monsanto are associated with high quality and safety in the production and sale of its products and services, which high reputation and goodwill has been and continues to be a unique benefit to Monsanto.

B.
Scotts recognizes the benefits to be derived from utilizing the Licensed Marks and desires to utilize the Licensed Marks upon and in connection with the development, manufacture, production, advertising, marketing, promotion, distribution, and sale of products and services hereinafter described with the terms hereinafter described.

C.
The Parties or one of their respective Affiliates previously entered into an Amended and Restated Exclusive Agency and Marketing Agreement, effective as of September 30, 1998, and amended and restated as of November 11, 1998, as amended or modified from time to time (collectively referred to as the “Agency Agreement”), and are entering into an Amendment to the Agency Agreement contemporaneously with this Agreement.

NOW THEREFORE, in consideration of mutual promises contained herein, the Parties agree as follows:

1.	DEFINITIONS For purposes of this Agreement, the following words and phrases shall have the following meanings and may be used interchangeably in the singular or plural context:

1.1
“Affiliate(s)” shall mean with respect to any Person, any other Person that, directly or indirectly, whether through one or more intermediaries, Controls, is Controlled by, or is under common Control with that Person. For purposes of clarity, the Affiliates of a Party shall include those Persons existing prior to or after the Effective Date only during the period or periods in which the Person meets the criteria set forth in this Section 1.1 at the time the Person’s Affiliate status is to be determined, including as a result of mergers or acquisitions undertaken by a Party or its Affiliates after the Effective Date.

1.2	“Agreement” means this Lawn and Garden Brand Extension Agreement between the Parties.

1.3
“Agricultural Uses” means the cultivation, maintenance, or harvest of plants, animals, or other organisms for the sale or other commercial use of such organisms or products made with or derived from those organisms.

1.4	“Asserted Liability” means the definition set out in Section 13.1 of this Agreement.

1.5	“Business Day” means Monday through Friday, excluding official United States federal holidays

1.6
“Change of Control” means, with respect to a Person, (i) the acquisition after the date hereof by any individual (or group of individuals acting in concert), corporation, company, association, joint venture or other entity, of beneficial ownership of 50% or more of the voting securities of such Person; or (ii) the consummation by such Person of a reorganization, merger or consolidation, or exchange of shares or sale or other disposition of all or substantially all of the assets of such Person, if immediately after giving effect to such transaction the individuals or entities who beneficially own voting securities immediately prior to such transaction beneficially own in the aggregate less than 50% of such voting securities immediately following such transaction; or (iii) the consummation by such Person of the sale or other disposition of all or substantially all of the assets of such Person other than to an Affiliate of such Person; or (iv) the consummation by such Person of a plan of complete liquidation or dissolution of such Person.

1.7	“Claims Notice” means the definition set out in Section 13.1 of this Agreement.

1.8	“Consumer Inquiries” means the definition set out in Section 5.1 of this Agreement.

1.9	“Contract Manufacturer” means the definition set out in Section 2.4.1 of this Agreement.

1.10
“Control”, “Controls”, “Controlled by” and “under common Control” shall mean (a) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting equity interest in a Person or (b) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, or (c) beneficial ownership of a Person as defined by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; regardless of whether such control was acquired through a single transaction or through multiple transactions in each case.

1.11
“Copyright(s)” means original and creative works, whether registered or unregistered, used in connection with the Licensed Marks, including, but not limited to, the works contained in the Trademark Usage Rules.

1.12	“Costs” means all costs, expenses, fees (including reasonable attorney’s fees) and all Service Fees.

1.13	“Effective Date” means the date set forth above on which the Term of this Agreement commences.

1.14	“FTO Cleared Product(s)” means L&G Field Products within the categories on Schedule B attached hereto and incorporated by this reference.

1.15	“FTO Review Process” means the freedom to operate review process as set forth in Section 2.2 of this Agreement.

1.16
“FTO Review Product(s) & Service(s)” means L&G Field Products & Services as to which Scotts has requested an FTO Review Process and as to which Scotts has subsequently received notice from Monsanto that the proposed product or service has passed (rather than failed) the FTO Review Process pursuant to Section 2.2 of this Agreement and have subsequently been added to Schedule C.

1.17	“ITO” means industrial, turf and ornamental.

1.18
“ITO Uses” means the use of products in, on, or around a property by a Person who is not the owner or a resident of the property and who has been hired, employed, or otherwise commercially engaged, directly or indirectly, by the owner or a resident of such property to use such products in, on, or around such property and services commercially applying such products.

1.19
“L&G Field Product(s) & Services” means products and/or services in the Residential Lawn & Garden Field, provided that such products and/or services comply with the Stewardship Requirements and Trademark Usage Rules, and further provided that Scotts has obtained all Regulatory Approvals for such products and/or services.

1.20	“Laws” means the definition set out in Section 2.3.1 of this Agreement.

1.21	“Loss” means the definition set out in Section 13.1 of this Agreement.

1.22	“Licensed Marks” means the trademarks as set out on Schedule A, attached hereto and incorporated herein by this reference.

1.23	“Material Breach” means breach of Sections 2.3, 3, 6, and/or 12 including any subparts thereof.

1.24	“Monsanto” means Monsanto Company and its Affiliates.

1.25	“New Material” means the definition set out in Section 4.1. of this Agreement.

1.26	“Party” means either Monsanto or Scotts, and the term “Parties” means collectively Monsanto and Scotts.

1.27	“Person” means any individual, corporation, proprietorship, firm, partnership, limited liability company, trust, association, or other entity.

1.28
“Professional Residential Service Uses” means the subset of ITO Uses where the Person(s) hired, employed, or otherwise commercially engaged provides services to cultivate, maintain and control lawns, gardens or plants, and to control pests associated with such lawns, gardens or plants only or substantially only to private residential customers in, on or around those residential customers’ personal residential properties (such services being “Professional Residential Services” and Persons providing such services being “Professional Residential Service Providers”).

1.29	“Recall Campaign” means the definition as set forth in Section 5.2 of this Agreement.

1.30
“Regulatory Approval(s)” means all official recognition, including government approvals, conditions of approvals, licenses, clearances, permits, notifications, registrations, exemptions, deregulations, or other actions by a Regulatory Authority, authorizing or facilitating, research, field or laboratory testing, development, cultivation, making, use, production, commercialization, imports, exports, distribution, transportation, disposal, or any other activities related to a product that are required, advisable, or customary to obtain in any jurisdiction within the Territory in connection with a proposed use of a product in or in connection with that jurisdiction.

1.31
“Regulatory Authority(ies)” means any government authority of any type that has any direct or indirect control of any regulation or government rule, law, regulation, or the ability to grant, deny, or exert any control over Regulatory Approvals or implementation thereof in any jurisdiction.

1.32
“Residential Lawn & Garden Field” means (a) packaged goods marketed to, promoted or positioned solely for use by customers in, on, or around their personal residential properties to cultivate, maintain and control residential lawns, gardens, or house plants, or to control household pests or pests associated with such lawns, gardens or house plants, (b) packaged goods marketed, promoted or positioned solely for use by Professional Residential Service Providers in, on or around their personal residential properties to cultivate, maintain and control residential lawns, gardens or house plants, or to control household pests or pests associated with such lawns, gardens or house plants only when marketed, promoted and sold to consumers though DIY Superstores (i.e., stores ranging from 40,000 square feet to more than 100,000 square feet with expanded building materials with garden/landscaping centers outside of the stores such as Lowe’s and The Home Depot), and (c) Professional Residential Services provided by Professional Service Providers; but provided that notwithstanding the foregoing, the “Residential Lawn & Garden Field” excludes:

(i)
all products, containing one or more herbicides, where such products are promoted or positioned as non-selective or broad spectrum herbicide products with herbicidal activity against both grasses and broad leaf weeds;

(ii)	all products promoted or positioned for ITO Uses other than Professional Residential Service Uses;

(iii)	all products promoted or positioned for Agricultural Uses;

(iv)	all products that are or are promoted or positioned as pest control products for use on companion animals;

(v)	all products that are or are promoted or positioned as rodenticides or animal poisons or non-insect traps;

(vi)
all products that are or are promoted or positioned for human use as insect repellant or insect protectants where the product is to be applied topically to the skin or clothing or ingested as part of its use;

(vii)	all products that are or are promoted or positioned as animal feed products, including wild bird feed;

(viii)	all products that are or are promoted or positioned as seeds, sod, roots, bulbs, plants, viable vegetative material, or other organisms;

(iv)	all products that are or are promoted or positioned as pressurized sprayers;

(x)	all products that are or are promoted or positioned as hand-held sized backpack sprayers; and
(xi)     all products that are or are promoted as herbicides, unless:

(a)
they have, as permitted by the EPA and other applicable regulatory authorities, an express (or explicit) and effective call-out on the outer panel (front or back) of the packaging that communicates that non-selective Roundup Products (as defined in the Agency Agreement) sold pursuant to the Agency Agreement are better suited for consumers who desire a product to kill both grasses and weeds in non-lawn areas;

(b)
their packaging uses distinctive color and sub-branding to create a significant difference in appearance from the non-selective Roundup Products sold pursuant to the Agency Agreement. For the avoidance of doubt, Roundup “for Lawns” would be an acceptable sub-branding mechanism; and

(c)	their marketing materials (website; point-of-purchase; etc.) actively and clearly differentiate Roundup-branded selective and non-selective herbicide products and their intended uses.

If, in any market, there are separate retail outlets that are promoted or positioned to serve customers purchasing for their own non-commercial use in, on or around their residential property versus outlets promoted and positioned to serve customers purchasing for ITO Uses (other than Professional Residential Service Uses), a product shall only be included in the “Residential Lawn & Garden Field” when it is sold through retail outlets predominately promoted and positioned to serve customers purchasing for their own non-commercial use in, on or around their residential property.

1.33	“Scotts” means The Scotts Company LLC and its Affiliates.

1.34	“Scotts’ Material” means the definition set out in Section 4.1 of this Agreement.

1.35
“Service Fees” means out of pocket expenses, plus personnel time at Monsanto’s fully loaded hourly rate of $100 adjusted annually by the CPIu.  Monsanto agrees that based on the projected volume of evaluation requests by Scotts, Monsanto will work with Scotts to provide a reasonable cost estimate, and all personnel time and relevant out of pocket expenses will be tracked by Monsanto.

1.36
“Stewardship Requirements” means those requirements set out on Schedule D attached hereto and incorporated herein by this reference along with any and all reasonable modifications provided by Monsanto in writing from time to time.

1.37	“Term” means the initial term and all renewals as set forth in Section 10 of this Agreement.

1.38
“Territory” means world-wide, with the exception of Japan and any countries subject to a comprehensive United States of America (“U.S.A.”) trade embargo (which as of the Effective Date are Cuba, Iran, North Korea, Sudan, Syria and Burma but may be subject to change during the Term of this Agreement) and countries subject to other relevant embargoes and trade restrictions to the extent that such relevant embargoes and trade restrictions would materially, adversely impact either Party’s ability to fulfill such Party’s duties and obligations under the Agreement.  “North America Territories” means the United States of America, Puerto Rico, Canada and the Caribbean countries.

1.39	“Third Party” means any Person other than Monsanto and Scotts.

1.40
“Trademark Usage Rules” means the rules set forth on Schedule E, attached hereto and incorporated herein by this reference, which may be reasonably updated by Monsanto in writing from time to time. Notwithstanding the foregoing, Scotts agrees that the usage of a Licensed Mark shall be significantly different from overall appearance of Monsanto’s products outside of the Residential Lawn & Garden Field to avoid customer confusion.

2.	CONVEYANCE OF RIGHTS - LICENSE

2.1	LICENSE GRANT. Subject to the terms and conditions of this Agreement, Monsanto hereby grants to Scotts and Scotts hereby accepts the following:

2.1.1
A sole and exclusive license, even as to Monsanto, during the Term in the United States, to use the Licensed Marks solely to develop, manufacture, produce, have manufactured and produced, advertise, market, promote, distribute and sell FTO Cleared Products in the United States.

2.1.2
A sole and exclusive license, even as to Monsanto, during the Term in the Territory, to use the Licensed Marks solely to develop, manufacture, produce, have manufactured and produced, advertise, market, promote, distribute and sell FTO Review Products & Services in the Territory.

2.1.3
To the extent the Licensed Marks and the corresponding trademark applications/registrations in Schedule A cover uses outside of the Residential Lawn and Garden Field, Monsanto retains the right to use, itself or through Third Parties, the Licensed Marks, either alone or in combination with other terms, designs and logos, on and in connection with Monsanto and Third Party products, including, but not limited to the products that are identical or similar to L&G Field Products & Services but that are outside the Residential Lawn and Garden Field.

2.1.4
The Parties agree that the Licensed Marks may not cover all FTO Cleared Products or FTO Review Products & Services, or be defined identically with the definition of FTO Cleared Products or FTO Review Products & Services in this Agreement.

2.1.5	Scotts’ and Scotts’ Sub-Licensees’ use of the Licensed Marks shall accrue and inure to the benefit of Monsanto for all purposes.

2.1.6
Reservation of Rights: All rights not expressly licensed to Scotts herein are reserved to Monsanto. No license, express or implied, is granted other than for the Licensed Marks in the manner and to the extent authorized by the Agreement.

2.2	FTO REVIEW PROCESS

2.2.1	Scotts shall provide notice to Monsanto of the Licensed Mark(s) Scotts intends to use (a) in the United States on proposed FTO Review Products & Services, and/or (b) in specified countries in the Territory, but outside the United States, on proposed FTO Review Products & Services. Scotts’ notices shall include information adequate to allow Monsanto to conduct the FTO Review Process and Scotts shall also provide such other information as Monsanto may later reasonably request.

2.2.2
For each product and country combination noticed under Section 2.2.1, Monsanto shall expeditiously conduct an FTO Review Process, and the proposed FTO Review Products & Services shall only pass the FTO Review Process if all of the following are true: (i) if, after conducting trademark clearance as is customary under trademark best practices, Monsanto, in its reasonable business determination after consultation with Scotts, concludes that the trademark(s) is likely available for use and registration without a significant risk of conflict with the rights of others; (ii) if, after reasonable review, Monsanto does not identify any conflicting or potentially conflicting contractual obligations, (iii) if, in Monsanto’s reasonable business determination, commercialization of the proposed FTO Review Product & Services will not negatively impact the Licensed Marks, and/or Monsanto’s business, including, but not limited to adverse effects with regard to intellectual property protection and enforcement, or political, human rights, or environmental protection concerns, (iv) if, in Monsanto’s reasonable determination, the proposed FTO Review Products & Services will comply with the Stewardship Requirements, and (v) if Scotts is in material compliance with the terms of this Agreement (provided that Monsanto’s positive assessment of such compliance will not operate as a waiver or release of any claim or breach of this Agreement).  If the proposed FTO Review Products & Services pass all elements of the FTO Review Process, Monsanto will notify Scotts that the proposed FTO Review Products & Services passed the FTO Review Process and are FTO Review Products & Services and shall be added to Schedule C. Monsanto shall conduct the FTO Review Process within a reasonable time frame, considering the volume of such requests and understanding that timing is important. In order to allow Monsanto to adequately prepare for the FTO Review Process, Scotts agrees to submit reasonable forecasts for product submissions on a quarterly basis.

2.2.3
For FTO Review Products & Services, Monsanto may use reasonable commercial efforts to timely register the Licensed Marks. All trademark applications/registrations of the Licensed Marks shall be in Monsanto’s own name. Scotts shall cooperate with Monsanto in any such registration or application, including payment of all Costs, related thereto for trademark clearance, filing, and maintenance (which includes, but is not limited to, payment of use taxes, renewal fees, costs of oppositions and cancellation actions against confusingly similar Third Party trademarks as deemed necessary by Monsanto in its reasonable business judgment). Monsanto does not in any way guarantee or warrant the results of its efforts hereunder.

2.2.4
For FTO Cleared Products, Monsanto will use reasonable commercial efforts to timely register the Licensed Marks. All trademark applications/registrations of the Licensed Marks shall be in Monsanto’s own name. Scotts shall cooperate with Monsanto in any such registration or application. Monsanto shall pay all Costs related thereto for trademark clearance, filing, and maintenance (which includes, but is not limited to, payment of use taxes, renewal fees, costs of oppositions and cancellation actions against confusingly similar Third Party trademarks as deemed necessary by Monsanto in its reasonable business judgment). Monsanto does not in any way guarantee the results of its efforts hereunder.

2.2.5	Scotts shall reimburse Monsanto for the reasonable Costs of the FTO Review Process in accordance with this Agreement, except that Scotts shall not reimburse Monsanto for

Costs relating to reviewing conflicting contractual obligations. Further, the Parties shall cooperate to control reimbursable Costs, including trademark clearance costs.

2.2.6
Subject to the provisions of Section 17 (CONFIDENTIALITY) to this Agreement, Monsanto may, in its reasonable business judgment, share information with Scotts (including Confidential Information) that could reasonably assist Scotts in the manufacture, production, advertising and marketing, to commercialize the FTO Cleared Products and/or FTO Review Products & Services; except that Monsanto shall provide the foregoing information to Scotts with respect to weed preventer technology that Monsanto’s Lawn and Garden commercial staff has developed in 2014 and prior to the Effective Date.

2.3	LIMITS ON LICENSE

2.3.1
Without limiting any other provisions herein, Scotts shall perform its obligations under this Agreement and exercise the license rights granted hereunder in accordance with all applicable laws, rules, and regulations including but not limited to, local and national laws, rules, and regulations, treaties, voluntary industry standards (if any), association laws (if any), codes or other obligations pertaining to this Agreement and/or to any of Scotts activities under this Agreement, including but not limited to those applicable to any tax, privacy of individuals, anti-bribery or corruption (including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and any amendment thereto), environmental laws, and the manufacture, pricing, packaging, sale, or distribution of the FTO Cleared Products or FTO Review Products & Services (collectively “Laws”).

2.3.2
Scotts shall not knowingly, after conducting reasonable due diligence, use, manufacture, market, sell or distribute FTO Cleared Products or FTO Review Products & Services in violation of, or that infringe upon, any patents, trademarks, copyrights, trade dress, trade secrets or any other intellectual property rights of any Third Party and/or Monsanto.

2.3.3
Nothing in this Agreement shall be deemed to imply or create any restriction on Scotts’ freedom to sell the FTO Cleared Products or FTO Review Products & Services at such prices as Scotts shall solely determine.

2.3.4	The license(s) granted herein shall not be sublicensed by Scotts except as set forth in Section 2.4 below and subject to all other terms of the Agreement.

2.3.5
Scotts expressly agrees it shall not knowingly, after conducting reasonable due diligence use the Licensed Marks outside the Residential Lawn & Garden Field or otherwise in a manner inconsistent with this Agreement.

2.4	SUBLICENSES

2.4.1
Scotts shall not grant a sublicense to any of its rights under this Agreement, including the Licensed Marks, except as expressly provided herein.  Scotts may sublicense the Licensed Marks to Contract Manufacturers for the limited purpose of (i) manufacturing FTO Cleared Products or FTO Review Products and selling said products to Scotts, (ii) enabling Scotts’ to market and promote the FTO Cleared Products and FTO Review Products & Services (for example, advertising and promotional agencies), and (iii) granting sub-licensees to Third Parties for the development, manufacture, production, advertising, marketing, promotion, distribution, and sale of FTO Cleared Products and FTO Review Products & Services (“Scotts Sub-Licensees”), (collectively  “Contract Manufacturers”).  Contract Manufacturers receiving a sublicense hereunder (i) must be subject to the terms and conditions of this Agreement, including the Stewardship

Requirement and Trademark Usage Rules, pertaining to the relevant FTO Cleared Products, FTO Review Products & Services and Licensed Marks, and (ii) may not grant any further sublicense or any other right, title or interest in the sublicense granted to it. If the conduct of a Contract Manufacturer, had such conduct been performed by Scotts, would be a breach of this Agreement, such conduct shall be deemed a breach by Scotts of this Agreement.  Any sublicense granted hereunder shall provide for automatic and immediate termination if this Agreement expires or is terminated for any reason.  Scotts shall, at its expense, record the sublicense or a registered user agreement in any country or territory where such recording is deemed reasonably necessary by Monsanto and no use of the Licensed Marks shall commence under any such sublicense in any country or territory in which approval of the sublicense by any entity is required prior to the use of the Licensed Marks thereunder until such approval is obtained.

2.4.2
In addition to the terms of this Agreement, Scotts shall require that its Sub-Licensees shall further comply with such additional product quality, stewardship and branding provisions as Scotts requires, for the same or similar products to the FTO Cleared Products and FTO Review Products, for licensees of the Scotts brand and Miracle-Gro brands on such products. Scotts and its Contract Manufacturers shall comply with certain standards of manufacturing (“Standards of Manufacturing”) as set forth on Schedule G and Scotts acknowledges it has received the terms of Monsanto’s Supplier Code of Conduct, which can be viewed at http://www.monsanto.com/whoweare/pages/supplier-code-of-conduct.aspx (or such website address or other source as Monsanto shall provide from time to time) and which is incorporated herein by reference in full. Scotts shall be liable for any breaches of the Standards of Manufacturing by its Contract Manufacturers as if Scotts itself had committed such breach.

2.4.3
Scotts shall comply with anti-bribery or corruption laws (including without limitation the United States Foreign Corrupt Practices Act of 1977 and any amendment thereto), and applicable local environmental laws and shall make commercially reasonable efforts to ensure its Contract Manufacturers comply with same.  This includes, but is not limited to, taking appropriate steps to develop, implement and maintain procedures to evaluate and monitor Contract Manufacturers used to manufacture, market, sell and/or distribute the FTO Cleared Products or FTO Review Products & Services or components thereof and to ensure compliance with this Section 2.4, including but not limited to, on-site inspections of manufacturing, packaging and distribution facilities.

2.4.4
Monsanto and its designated agent(s) have the right, at all reasonable times and upon reasonable notice, to inspect and examine the methods, processes, containers, materials, and manufacturing locations, including Scotts’ and Contract Manufacturer’s locations, used in the manufacture and production of the FTO Cleared Products or FTO Review Products & Services on and in connection with which any Licensed Mark is used by Scotts. Such inspections and examinations shall not be more frequent than once per year absent a material breach of contract claim. Monsanto’s rights under this Section shall be without additional restrictions.

3.	QUALITY AND QUALITY CONTROL

3.1
The quality and style of the FTO Cleared Products and FTO Review Products & Services and related packaging, labeling, shipping cartons, advertising and promotional materials shall be subject to Monsanto’s Trademark Usage Rules. Monsanto and Scotts acknowledge and agree that Monsanto shall prepare and provide appropriate Trademark Usage Rules for additional countries outside of the North America Territories to reflect the differences in branding appearance and brand architecture. Scotts agrees to comply with the Trademark

Usage Rules at all stages of production and distribution of the FTO Cleared Products and FTO Review Products & Services.

3.2
Scotts acknowledges that if the FTO Cleared Products or FTO Review Products & Services manufactured or sold by Scotts fall below the Stewardship Requirements and Scotts’ usual standards for quality, safety, design, material and workmanship, the substantial goodwill which Monsanto has built up and now possesses in the Licensed Marks will be impaired. Accordingly, it is an essential condition of this Agreement and Scotts hereby covenants and agrees that the FTO Cleared Products or FTO Review Products & Services covered by this Agreement, and all packaging and labeling, shall be of high standards and of such quality, style and appearance as shall (in the reasonable judgment of Monsanto) be adequate and suited to their exploitation to the best advantage and to the protection and enhancement of the Licensed Marks and goodwill pertaining thereto. Monsanto does acknowledge that prior product, packaging and labeling produced and/or used by Scotts in connection with the Agency Agreement are representative of the high standards Monsanto requires for the protection and enhancement of its brands.

3.3
Scotts represents that it shall not knowingly, after conducting reasonable due diligence, make any claim or representation that is false, misleading, unsupported or in any way a violation of Laws, including, but not limited to, performance claims. Monsanto expressly disclaims and shall have no liability arising by virtue of right of review and/or approval to Scotts or any Third Party, for any damages whatsoever arising out of or related to the FTO Cleared Products or FTO Review Products & Services, and Scotts agrees not to make any claims that such liabilities exist.

3.4
Both before and after Scotts commercializes FTO Cleared Products or FTO Review Products & Services, Scotts shall follow reasonable and proper procedures for testing that such products comply with all Laws, the Stewardship Requirements, information provided by Scotts to Monsanto as part of an FTO Review Process for that product and all of Scotts’ product quality and performance claims.

3.5
Scotts shall furnish to Monsanto, free of cost, for Monsanto’s review and comment, two (2) representative production samples, within 60 days of commercialization, of all new, materially altered or materially modified FTO Cleared Products and FTO Review Products & Services, together with their packaging, labeling and shipping cartons. No later than August 1 of each year during the Term, Scotts shall furnish to Monsanto, free of cost, for its review and comment, two (2) representative production samples, as applicable, of each of the FTO Cleared Products and FTO Review Products & Services together with their packaging, labeling, shipping cartons which were used on or in any stock keeping unit (“SKU”) of the FTO Cleared Products or FTO Review Products & Services sold by Scotts in each country of the Territory within the prior twelve (12) month period. For each use of the Licensed Mark, Scotts shall also furnish to Monsanto, free of costs, for its review and comment six (6) representative samples each of (i) print, television and radio advertising materials, (ii) promotional materials, (iii) point of sale displays, (iv) internet or other electronic related advertisements, and (v) social media uses to confirm compliance with the terms of this Agreement.

3.6
Products that would otherwise be FTO Cleared Products or FTO Review Products & Services, but which are not manufactured, packaged, advertised, marketed, promoted, distributed, or sold in accordance with all applicable Laws and the Stewardship Requirements shall be deemed outside of the Residential Lawn & Garden Field, and hence not FTO Cleared Products or FTO Review Products & Services, and shall not be shipped or permitted to be otherwise further commercialized unless and until they have been brought into full compliance.

3.7
Scotts hereby agrees, represents and warrants that it shall not knowingly use any Licensed Mark or any similar mark as part of any trade name, company name, or internet domain name without express prior written permission of Monsanto. Despite such usage being outside the scope of this Agreement, if Scotts desires to use a domain name that incorporates a Licensed Mark, it may request such permission from Monsanto, and Monsanto may consider, if applicable, whether to register and license such usage and the terms upon which it may do so, with Monsanto’s timely and reasonable approval.

4.	NEW MATERIAL

4.1
Subject to the terms of this Agreement, to the extent Scotts creates and develops new logos, designs or artwork incorporating the Licensed Marks, and subject to Monsanto’s prior reasonable written approval of the representation of the Licensed Mark to be used by Scotts (“New Material”), any such New Material shall be the sole and exclusive property of Monsanto, and provided that such New Material complies with the Trademark Usage Rules, Section 3.2 and Section 6.2, shall be included in the definition of Licensed Marks and subject to the terms of this Agreement. For the purpose of clarification, all new logos, designs, and artwork created or developed by Scotts that does not incorporate the Licensed Marks, but are used in relation to the packaging or labeling of the FTO Cleared Products or FTO Review Products & Services shall remain the sole and exclusive property of Scotts (“Scotts’ Material”).

4.2
All such New Material are works for hire and commissioned works (in accordance with applicable intellectual property laws); Monsanto is the commissioning party for, author of, and owner of all rights in the New Material, and all intellectual property rights in the New Material shall vest ab initio in Monsanto. Scotts acknowledges and agrees that it does not own and shall not claim any rights in any New Material.

4.3
To the greatest extent permitted by Laws and in the event any right, title or interest in the New Material created by Scotts does not vest ab initio in Monsanto and remains vested in Scotts, Scotts hereby assigns absolutely and exclusively all such rights, title and interest world-wide in perpetuity to Monsanto and undertakes not to exercise any moral rights in any work comprising or contained in such New Material.

4.4
In the event that any right, title or interest in any New Material created by Scotts is not transferred to Monsanto by operation of assignment, Scotts undertakes not to exercise any moral rights in any work comprising or contained in any such New Material. In addition, Scotts hereby grants to Monsanto a non-exclusive license during the Term of this Agreement to use the Scotts’ Material for the purpose of identifying all Roundup Branded products in relation to the promotion of Monsanto’s products. Upon expiration, Monsanto may use the Scotts’ Material only for archival or historical purposes to identify how the Roundup Branded products were used and hereby grants a word-wide paid up, royalty-free, non-terminable and irrevocable license thereto. If any Third Party makes or has made any contribution to the creation of any New Material, such contribution shall be deemed a work for hire and a commissioned work owned by Monsanto ab initio, or shall be duly assigned to Monsanto. Scotts shall require such commissioned party to enter into an agreement providing for ownership by Monsanto or its designee of all rights in the contribution.

4.5
During the Term and thereafter, Scotts shall promptly execute and provide to Monsanto such documents and take such actions as Monsanto reasonably requests or as is necessary or appropriate under Laws to vest in any of the foregoing rights in Monsanto or its authorized designee. Scotts further covenants that any such New Material and Scotts’ Material is original to Scotts or such Third Party and does not and will not knowingly, after conducting reasonable due diligence, violate the rights of any other Person; this covenant regarding originality shall not extend to any materials Monsanto supplies to Scotts, but does apply to all materials Scotts or Scotts’ Third Party contractors may add.

5.	PRODUCT INQUIRIES

5.1
Scotts will, at its sole cost, handle all product warranty and guarantee/satisfaction issues, response and compliance requirements, as well as all consumer inquiries, complaints, or reports of safety or quality issues (collectively “Consumer Inquiries”) relating to any of the FTO Cleared Products or FTO Review Products & Services. Scotts shall handle any such inquiries in a manner and process consistent with the handling of similar inquiries for its own products, using tools, by way of example, such as a toll-free consumer comments phone number and/or an e-mail or website address (as well as contact information for any other then customary method for such communications). Scotts will provide, and fund resources for staffing, such methods for receipt of consumer comments at least during normal business hours, and shall also provide and fund a referral provision for handling emergency calls/e-mails/communications outside normal business hours. Scotts agrees to log all consumer complaints, along with contact information, into a database for tracking purposes. Scotts shall submit to Monsanto to the below address a summarized report of complaints received thirty (30) days after the end of each calendar quarter, which will include the type of complaint received and geographic location of the complaints. With respect to consumer complaints that may reasonably be expected to cause harm to the Licensed Marks, Scotts shall expeditiously notify Monsanto of any such complaints and the Parties shall confer and cooperate as to how to handle or respond to such complaints. Any consumer contact information that is collected will be summarized in such a way to make it legally permissible that it be shared with Monsanto to the extent permitted by applicable Laws. Scotts will reasonably expeditiously notify Monsanto of information suggesting a verifiable safety issue with any of the FTO Cleared Products or FTO Review Products & Services. Subject to privilege considerations, Scotts shall provide Monsanto with significant, relevant data, including the results of any testing or investigations. Any notices to Monsanto pursuant to this Section shall be sent to the following address or such other addresses as Monsanto designates by written notice:

Monsanto Company 800 N. Lindbergh Blvd. St. Louis, MO 63167 Attn: Deputy General Counsel

5.2
Scotts shall reasonably promptly notify Monsanto if Scotts obtains information that Scotts’ reasonably determines supports the conclusion that any FTO Cleared Products or FTO Review Products & Services may fail to comply with one or more safety requirements, the Stewardship Requirements under this Agreement, or may contain a defect that could create a substantial risk of injury to the public, in the United States this includes injury as required by 15. U.S.C. § 2064, and thereafter shall provide Monsanto with timely information regarding further developments.  Scotts, at its expense and in compliance with CPSC regulations and any other applicable local governmental requirements, shall notify the CPSC (or other local governmental agency specified by local Law or Monsanto) of such defect or failure to comply and shall take such further actions as the CPSC or other local governmental agency shall direct, including, without limitation, notifying the public of such failure or defect, recalling the FTO Cleared Products and/or FTO Review Products & Services from authorized customers, retailers and consumers, repairing or replacing the Licensed Products and refunding others by reason of the recall (all such actions being referred to collectively as the “Recall Campaign”).  Subject to privilege considerations, Scotts shall provide Monsanto with contemporaneous copies of correspondence and communications related to the foregoing.   Monsanto may share information received from Scotts under this Section 5.2 with any relevant government authorities. The obligations of Scotts under this paragraph are in addition to, and not in limitation of, other obligations, representations, warranties and indemnities of Scotts.

5.3
Notwithstanding anything to the contrary herein and upon reasonable consultation with Monsanto, Scotts shall determine the manner, text and timing of any publicity to be given in connection with such Recall Campaign, in conjunction with any applicable United States or other local governmental agency, such as the CPSC, EPA or FDA.  However, Scotts shall be permitted to proceed without consultation with Monsanto, if in Scotts’ sole discretion, it deems a particular situation to require an immediate response or public statement. Scotts agrees that it shall maintain all of its production and shipment records for such period as may be required by Laws, and in any event at least twelve (12) months beyond the stated shelf life of the FTO Cleared Products or FTO Review Products in order to facilitate any such Recall Campaign.  Scotts shall (a) bear all costs and expenses incurred in withdrawing, recalling, recovering, reprocessing, repackaging, or destroying any affected FTO Cleared Products and/or FTO Review Products & Services, and (b) if FTO Cleared Products or FTO Review Products & Services must be destroyed, pay all costs of disposal and provide Monsanto with proof of destruction.

5.4
Without limiting the foregoing, Scotts shall give Monsanto written notice of any product liability suit filed with respect to any FTO Cleared Products or FTO Review Products & Services; any investigations or directives regarding the FTO Cleared Products or FTO Review Products & Services issued by the CPSC, EPA, FDA, or other federal, state, provincial, or local consumer safety agency; and any notices sent by Scotts to, or received by Scotts from, the CPSC or other consumer safety agency or other governmental agency regarding the safety of the FTO Cleared Products or FTO Review Products & Services within seven (7) days of Scotts’ receipt or promulgation of claim, suit, investigation, directive, or notice.

5.5	Scotts shall place its own name on the FTO Cleared Products and FTO Review Products & Services and packaging materials unless such is expressly prohibited by applicable Laws.

6.	TRADEMARK RIGHTS AND GOODWILL

6.1
Monsanto’s Rights: Scotts recognizes the great value of the goodwill associated with the Licensed Marks, and Scotts acknowledges that its and Scotts’ Sub-Licensees’ use of the Licensed Marks in accordance with the terms of this Agreement shall accrue and inure to the sole benefit of Monsanto, that the Licensed Marks and all rights therein and goodwill pertaining thereto belong exclusively to Monsanto and that the Licensed Marks have secondary meaning in the minds of the public. Except as otherwise provided for herein, upon expiration or termination of this Agreement, Scotts shall immediately cease all use of the Licensed Marks and will not use the same thereafter, unless such use is otherwise authorized, and will, at Monsanto’s direction, destroy or return to Monsanto all materials and documentation related to the Licensed Marks.

6.2
Scotts agrees that it will not, during the Term or thereafter, challenge the title or any rights of Monsanto in and to the Licensed Marks or challenge the validity of this Agreement or do anything either by an act of omission or commission which might impair, violate or infringe any of the Licensed Marks and will not claim adversely to Monsanto or anyone claiming through Monsanto any right, title or interest in or to the Licensed Marks and will not misuse or harm or bring the Licensed Marks into public disrepute. In the event Scotts challenges any of the foregoing, such challenge shall immediately be deemed a Material Breach subject to the dispute resolution process set forth in Section 16 herein, and Scotts shall cooperate with Monsanto to dismiss with prejudice any such challenge. Scotts agrees that it has not and during the Term and thereafter will not for its benefit, directly or indirectly, register(ed) or apply(ied) for or maintain registration of any of the Licensed Marks or any mark which is, in Monsanto’s reasonable opinion, the same as or confusingly similar to any of the Licensed Marks.

6.3	Scotts agrees to cooperate fully and in good faith with Monsanto for the purpose of securing and preserving Monsanto’s rights in and to the Licensed Marks.

7.	RECORDAL OF AGREEMENT

7.1
To the extent necessary to comply with applicable Laws, regulations and rules within the individual countries and jurisdictions within the Territory, including any obligation to record this Agreement, or a pro forma version of it, with respect to the Licensed Marks with appropriate governmental authorities to allow Scotts’ use, in accordance with the terms and conditions of this Agreement, to accrue to the benefit of Monsanto, and to allow Scotts, if necessary, to be named as a party in any proceedings relating to a Third Party claim relating to the Licensed Marks, Scotts shall cooperate and reimburse all Costs related to Monsanto’s preparation and filing of any and all required documents with the appropriate government authorities to record the license to the Licensed Marks granted by Monsanto to Scotts in this Agreement.

8.	MARKING

8.1
In countries or jurisdictions where marking is required, Scotts will place on all FTO Cleared Products and FTO Review Products & Services and on all related advertising, promotional and marketing materials that incorporate a Licensed Mark a notice or notices either identifying Monsanto as owner of the Licensed Marks or that the Licensed Marks are used under License, without reference to Monsanto, as applicable; however, in any country or jurisdiction where Monsanto must be identified as the owner of the Licensed Marks, the Parties shall reasonably cooperate to discuss options so as to avoid Scotts having to make direct reference to ”Monsanto” at Scotts’ Costs. Such notice shall be sufficient in size, legibility, form, location, number and permanency to comply with relevant territory laws in effect at the time of public distribution of the FTO Cleared Products or FTO Review Products & Services or advertising, promotional, or marketing material and also to comply with the notice requirements.

8.2
Scotts will not distribute or sell any FTO Cleared Products and any FTO Review Products & Services or advertising, promotional or marketing materials in its possession, custody or control that do not carry notices meeting the requirements of this Section 8.

8.3
On each FTO Cleared Product or FTO Review Product & Service where the FTO Cleared Product or FTO Review Product & Service bears or is similar in appearance to the Licensed Marks of Monsanto, Scotts will ensure there shall be displayed a “TM” until such time as Monsanto notifies Scotts that the Licensed Marks are covered by a registration for the relevant FTO Cleared Product or FTO Review Product & Service and thereafter, as soon as is practical, such use of the Licensed Marks shall be accompanied by the use of the designation “®” immediately adjacent thereto.

9.	PAYMENTS

9.1
In consideration of the rights and licenses granted herein, upon execution of this Agreement but no later than August 15, 2015, Scotts shall pay or cause to be paid to Monsanto in cash or by wire transfer of immediately available funds to an account designated by Monsanto an amount equal to the sum of Three Hundred Million U.S. Dollars (US$300,000,000.00).

9.2
All Costs under this Agreement for which Scotts has agreed to pay Monsanto shall be paid within sixty (60) days of Scotts’ receipt of Monsanto’s invoice. Monsanto’s invoice shall set out sufficient details to identify each Cost as covered by this Agreement.

10.	TERM AND TERMINATION

10.1
The initial Term of this Agreement shall be from the Effective Date to May 31, 2035. The Term shall automatically renew for additional successive twenty (20) year periods, at Scotts’ sole option and for no additional monetary consideration, unless (a) this Agreement is terminated by Scotts by providing Monsanto with a notice of termination on or before one hundred twenty (120) days prior to the expiration of any calendar year of the initial term or any renewal term, or (b) this Agreement is otherwise terminated as set forth by the terms in this Agreement.

10.2
However, provided Scotts has materially complied with all the terms of this Agreement, and provided the FTO Cleared Products and/or FTO Review Products subject to the Sell Off Period hereunder are not the subject of any pending dispute between the Parties, Scotts, except as otherwise provided in this Agreement, may sell the FTO Cleared Products and/or FTO Review by this Agreement which are on hand or in process of manufacture at the time of expiration or termination of this Agreement for a period of thirty-six (36) months after the expiration or termination (the “Sell Off Period”).

11.	ASSIGNMENT

11.1
This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.  Except as set forth in this Section 11, and except for a Change of Control under Section 10.4(b)(7) of the Agency Agreement that does not provide Monsanto Company termination rights under the Agency Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by a Party (by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, (a) Monsanto Company shall have the right to transfer and assign Monsanto’s rights, interests and obligations hereunder to any of its Affiliates; provided, that Monsanto Company shall remain liable for the performance of Monsanto’s obligations hereunder, and provided, further, that any such Affiliate shall be subject to the provisions of this Agreement as if it were the original party hereto, including, without limitation, this Section 11; (b) The Scotts Company LLC shall have the right to transfer and assign Scotts’ rights, interests and obligations hereunder to any of its Affiliates; provided, that The Scotts Company LLC shall remain liable for the performance of Scotts’ obligations hereunder, and provided, further, that any such Affiliate shall be subject to the provisions of this Agreement as if it were the original party hereto, including, without limitation, this Section 11; and (c) The Scotts Company LLC shall be entitled to transfer and assign Scotts’ rights, interests and obligations hereunder and under the Agency Agreement with respect to the North America Territories and any Other Included Markets (as such term is defined in the Agency Agreement); provided, that with respect to this clause (c), (i) in addition to an assignment of the North America Territories, The Scotts Company LLC may only make three (3) assignments pursuant to this clause (c) during the

Term of this Agreement, and provided, further, that with respect to this clause (c) The Scotts Company LLC determines in its reasonable commercial opinion that the assignee of such rights can and will fully perform the duties and obligations under this Agreement and with respect to the Roundup L&G Business (as such term is defined in the Agency Agreement) in such Included Markets (as such term is defined in the Agency Agreement) as specified in the Agency Agreement and this Agreement and provided, further, that any such assignee shall be subject to the provisions of the Agency Agreement and this Agreement as if it were an original party to each agreement. For the avoidance of doubt, in no event shall this Agreement be transferred, delegated, or assigned by a Party (by operation of law, Change of Control, or otherwise) to a Third Party unless the applicable portions of the Agency Agreement are also transferred to such Third Party.

12.	REPRESENTATIONS AND WARRANTIES
12.1     SCOTTS’ REPRESENTATION AND WARRANTIES:

12.1.1
The Scotts Company LLC is a corporation duly organized, validly existing and in good standing under the laws of the state of Ohio and has all requisite corporate power and authority to carry on and conduct its business as it is now being conducted.

12.1.2
The Scotts Company LLC has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, to obligate its Affiliates to perform hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of The Scotts Company LLC. This Agreement is a legal, valid and binding obligation of Scotts enforceable in accordance with its terms.

12.1.3
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) contravene, conflict with or result in a violation of any applicable Laws; (b) conflict with any of the provisions of The Scotts Company LLC’s organizational documents; (c) violate the terms of any other material agreement, contract or other instrument to which The Scotts Company LLC is a party; or (d) give rise to any consent or authorization of any other Person.

12.1.4
In addition to, and without limiting any representation and/or warranty contained in this Agreement, The Scotts Company LLC hereby further represents, warrants and agrees that it and its Affiliates will conduct its activities under this Agreement in accordance with all applicable Laws. The Scotts Company LLC further represents, warrants and agrees that the FTO Cleared Products and FTO Review Products & Services, packaging, labeling, shipping cartons, advertisement and/or promotional materials, and/or any other materials used by Scotts under Scotts’ performance of this Agreement will not violate or infringe on any Third Party patents, trademarks, copyrights, trade dress, trade secrets or any other intellectual property rights.

12.2	MONSANTO’S REPRESENTATION AND WARRANTIES

12.2.1
Monsanto Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to carry on and conduct its business as it is now being conducted.

12.2.2
Monsanto Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, to obligate its Affiliates to perform hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of Monsanto Company. This Agreement is a legal, valid and binding obligation of Monsanto, enforceable in accordance with its terms.

12.2.3
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) contravene, conflict with or result in a violation of any applicable Laws; (b) conflict with any of the provisions of Monsanto Company’s organizational documents; (c) violate the terms of any other material agreement, contract or other instrument to which Monsanto Company is a party, or (d) give rise to any consent or authorization of any other Person.

12.2.4
In addition to, and without limiting any representation and/or warranty contained in this Agreement, Monsanto Company hereby further represents, warrants and agrees that the Licensed Marks are exclusively owned by Monsanto Company or one of its Affiliates for the use and sale of the products referenced in each Trademark Registration for the Licensed Marks. Monsanto specifically disclaims any warranty that Scotts will be free from claims of third parties with respect to the use of the Licensed Marks as such claims may related to the FTO Review Products & Services. Scotts assumes the risk of use of the Licensed Marks as to the FTO Review Products & Services, including but not limited to, prior use or conflict based on Third Party rights.

13.	INDEMNIFICATION AND CLAIMS PROCEDURE

13.1
(a) Scotts agrees to indemnify, defend and hold harmless Monsanto and its employees, officers, directors, agents and assigns from and against any and all loss (including reasonable attorneys’ fees), damage, injury or liability and asserted by or on behalf of a Third Party for injury, death or loss of or damage to property, including employees and property of Monsanto (“Loss”), to the extent resulting directly or indirectly from Scotts’ (i) material breach of a duty, representation, or obligation under this Agreement, or (ii) negligence or willful misconduct in the performance of its obligations under this Agreement. Promptly after receipt by Monsanto of any notice of any demand, claim or circumstances which, with the lapse of time, would or would reasonably be expected to give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, Monsanto shall give notice thereof pursuant to Section 18 (the “Claims Notice”) to Scotts to provide indemnification. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary to the extent feasible) of the Loss that has been or may be suffered by Monsanto.

(b) Monsanto agrees to indemnify, defend and hold harmless Scotts and its employees, officers, directors, agents and assigns from and against any and all loss (including reasonable attorneys’ fees), damage, injury or liability and asserted by or on behalf of a Third Party for injury, death or loss of or damage to property, including employees and property of Monsanto (“Loss”), to the extent resulting directly or indirectly from (i) Monsanto’s material breach of a duty, representation, or obligation under this Agreement, or (ii) Monsanto’s negligence or willful misconduct in the performance of its obligations under this Agreement; or (iii) any alleged infringement related to the Licensed Marks in the United States for the FTO Cleared Products only. Promptly after receipt by Scotts of any notice of any demand, claim or circumstances which, with the lapse of time, would or would reasonably be expected to give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss, Scotts shall give notice thereof pursuant to Section 18 (the “Claims Notice”) to Monsanto to provide indemnification. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary to the extent feasible) of the Loss that has been or may be suffered by Scotts.

With respect to 13.1(a) and 13.1(b), thereafter, the following procedures shall apply:

13.1.1	The Indemnifying Party may elect to compromise or defend, at its own expense by its own counsel, any Asserted Liability;

13.1.2
If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner if the nature of the Asserted Liability so requires) notify the Non-Indemnifying Party of its intent to do so, and the Non-Indemnifying Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability, and shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense;

13.1.3
If the Indemnifying Party has elected to defend the Asserted Liability, any offer to compromise or settle transmitted to the Indemnifying Party shall thereafter be transmitted in writing to the Non-Indemnifying Party. If, after a reasonable period of time to consider such offer, which time shall be deemed to be ten (10) days from the date of transmittal of such offer using the notice procedures set forth in Section 13.1 unless the circumstances otherwise require, the Non-Indemnifying Party refuses to give consent to the settlement or compromise of the Asserted Liability, then the liability of the Indemnifying Party with respect to such Asserted Liability shall be thereafter limited to the amount of the offer of settlement or compromise. This cap on liability shall not be applicable (i) if the Indemnifying Party does not elect to defend the Non-Indemnifying Party against the Asserted Liability or (ii) unless such offer to compromise or settle (a) contains an unconditional release of the Non-Indemnifying Party from all liability related to the Asserted Liability, (b) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Non-Indemnifying Party and (c) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Non-Indemnifying Party;

13.1.4
Notwithstanding the foregoing, neither Party may settle or compromise any claim over the objection of the other, provided however, that consent to settlement or compromise shall not be unreasonably withheld;

13.1.5
If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Non-Indemnifying Party of its election as herein provided, or contests its obligation to indemnify under this Agreement, the Non-Indemnifying Party may pay, compromise or defend such Asserted Liability, with a reservation of all rights to seek indemnification hereunder against the Indemnifying Party; and

13.1.6	Notwithstanding the foregoing, either Party may participate, in all instances, and at its own expense, in the defense of any Asserted Liability.

13.2	The Non-Indemnifying Party shall, at the Indemnifying Party’s reasonable expense, provide all reasonable assistance in defending any action or claim.

13.3
Neither failure to comply nor compliance with the insurance provision of this Agreement shall limit or relieve Scotts from holding Monsanto harmless under this Section 13 or elsewhere in this Agreement.

13.4
Scotts expressly recognizes that the Licensed Marks possess a special unique and extraordinary character which makes it difficult to assess the amount of monetary damages which Monsanto would sustain by unauthorized use. Scotts expressly recognizes and agrees that an irreparable injury would be caused to Monsanto by unauthorized use and agrees that preliminary and permanent injunctive and other equitable relief would be appropriate in the event of a breach of this Agreement by Scotts, provided that such remedy shall be cumulative to and in no way exclusive of any other remedies, legal, equitable or otherwise available.

14.	INFRINGEMENTS

14.1
Scotts shall promptly notify Monsanto in writing of any infringements, dilutions or imitations by any Third Party of any of the Licensed Marks once Scotts becomes aware of any such infringements, dilutions or imitations. Monsanto shall have the sole right to determine whether or not any action shall be taken on account of any such infringements, dilutions or imitations of the Licensed Marks. Monsanto, if it so desires, may commence or prosecute any claims or suits in its own name or in the name of Scotts or join Scotts as a party thereto, but it is understood and agreed that Monsanto is under no obligation whatsoever to institute suit or take any other action on account of such infringements.

14.2
In the event Monsanto elects not to take any action pursuant to Section 14.1, Scotts shall not institute any suit or take any action on account of any such infringement, dilution or imitation without first obtaining the written consent of Monsanto. If Monsanto provides its written consent, Scotts may institute and prosecute or defend (as applicable) proceedings with respect to the actions on its own in its own name and at its cost, in which case Scotts must give Monsanto reasonable notice and keep Monsanto advised of the progress of such proceedings, provided that nothing in this Agreement compels Monsanto to institute, prosecute or defend any proceedings. In the event any jurisdiction or country does not allow Scotts to bring an action under this Section as a licensee, Monsanto shall not unreasonably refuse to be named as a party; subject to Monsanto’s reasonable objections, Scotts shall hire counsel and shall control the litigation. Scotts will reimburse Monsanto for all reasonable expenses relating to cooperating in the litigation, except that if Monsanto retains its own counsel, Scotts shall not reimbursement such counsel’s costs or fees, including attorney’s fees.

15.	INSURANCE

15.1
Scotts shall, during the term of this Agreement, maintain full insurance against the risk of loss or damages related to Scotts’ use of the Licensed Marks pursuant to the Agreement and, upon request, shall furnish Monsanto with satisfactory evidence of the maintenance of said insurance.

16.	DISPUTE RESOLUTION

16.1
The Parties recognize that bona fide disputes may arise from time to time in connection with this Agreement. The Parties shall use reasonable good faith efforts to resolve such disputes in a prompt and amicable manner. If the Parties are unable to resolve promptly any such dispute, either Party may, by written notice to the other, refer the dispute to senior executives of each Party. The written notice must contain a description of the dispute, including the factual and legal basis of the noticing Party’s position and the relief sought. Each Party shall promptly nominate a senior executive with authority to settle the dispute in question. The senior executives shall act in good faith and attempt to reach a resolution of the dispute, including, if they deem it necessary, by meeting in person.

16.2
If the senior executives are unable, within thirty (30) days of the notice of dispute, to resolve the dispute then either Party may request that the dispute proceed to non-binding mediation. The Parties shall select a mediator through the Center for Public Resources to aid them in attempting to resolve the dispute. The Parties shall participate in good faith in the mediation process, including by sending a representative to the mediation proceedings who has authority to settle the dispute in question.

16.3
If, after such good faith participation in the mediation process, the Parties are unable to resolve the dispute, either Party may elect to have the dispute resolved through the initiation of litigation or through binding arbitration, as applicable to the dispute and as set forth below.

16.4
With regard to a dispute in connection with this Agreement that involves (a) allegations of a Material Breach (and at the complaining Party’s option all related claims arising out of the same set of operative facts involved in the allegations of Material Breach), (b) the validity, enforceability or infringement of intellectual property rights, or (c) claims of significant damage to the Roundup brand, any suit or action must be brought in the United States District Court for the District of Delaware, and Scotts and Monsanto hereby irrevocably submit to the jurisdiction of such court for the purpose of such suit or action. If such court does not have jurisdiction over the subject matter of such suit or action or, if such jurisdiction is otherwise not available, then such suit or action shall be brought in the Court of Chancery of the State of Delaware, County of New Castle, and Scotts and Monsanto hereby irrevocably submit to the jurisdiction of such court for the purpose of such suit or action. Scotts and Monsanto irrevocably waive any objection to either of the venues set forth above in connection with such suit or action and further irrevocably waive any claim that any such suit or action has been brought in an inconvenient forum. To the extent each Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from legal process with respect to itself or its property, each Party hereto hereby irrevocably waives such immunity with respect to its obligations under this subsection.

16.5
With regard to any dispute in connection with this Agreement that is not within the scope of Section 16.4 (an “Arbitral Matter”), either Party may submit such Arbitral Matter to binding arbitration in accordance with the CPR Rules for Non-Administered Arbitration (2007 Rev.) (the “CPR Rules”) by providing the other Party written notice specifying the subject of the requested arbitration.

16.6
All Arbitral Matters shall be referred to and fully and finally decided by an Arbitral Tribunal consisting of three (3) independent arbitrators selected by the Parties in accordance with the terms hereof (the "Arbitral Tribunal"). The arbitrators will be selected in accordance with Rule 6 of the CPR Rules in effect as of the Effective Date (attached hereto as Schedule F). All members of the Arbitral Tribunal shall be attorneys, at least one of whom has substantial experience in the area of trademark law or other related intellectual property law.

16.7
As used herein, and in addition to any requirements of Rule 6 of the CPR Rules, an "independent" arbitrator must have no personal or financial interest in either Party or in the outcome of the matter in dispute. Without limiting the generality of the foregoing, an "independent" arbitrator is not, directly or indirectly:

16.7.1	a current employee, contractor or consultant of either Party, or someone who has been engaged in any such capacity within the forty-eight (48) month period prior to selection hereunder;

16.7.2	a person who currently or at any time within the forty-eight (48) month period prior to selection hereunder is or has been retained as counsel to either Party;

16.7.3
a person who is or has been a member, employee or affiliate of a law firm that currently or at any time within the forty-eight (48) month period prior to selection hereunder has been retained as counsel to either Party;

16.7.4
a current shareholder of either Party, unless such shares are owned through a mutual fund or other similar pooled investment vehicle or brokerage account in respect of which the individual is not permitted to exercise any control regarding the purchase or sale of debt or equity;

16.7.5	a current lender to either Party; or

16.7.6
a current customer of or vendor to either Party, or someone who has engaged in trade or business with a Party in the prior twenty-four (24) months having an aggregate value in excess of twenty-five thousand dollars ($25,000).

16.8
All Arbitral Proceedings shall be held in Chicago, Illinois. English shall be the language used in the Arbitral Proceeding; all notices, written communications, written statements, briefs and similar documents submitted or exchanged in the proceedings shall be in English and all oral proceedings shall be conducted in English. Any exhibit, item or documentary evidence originally created in a language other than English and submitted in the course of the proceedings shall be accompanied by an accurate translation into English, and statements of representatives or witnesses made during oral proceedings in a language other than English shall be simultaneously translated into English. To the extent not addressed by the foregoing, detailed requirements for translations into English shall be established by the Arbitral Tribunal.

16.9
The Arbitral Tribunal shall fully consider the Arbitral Matter, including the issues and evidence presented and the relief requested. Subject to any limitations imposed under this Agreement in respect of the particular Arbitral Matter, the Arbitral Tribunal shall determine the appropriate relief and award to be made. All final arbitral awards shall state the relief or remedies being granted, the claim or claims being decided, and the basis or bases for the decisions being made. The arbitral award may be enforced in any court of competent jurisdiction and the Parties shall be bound thereby and shall comply therewith.

16.10
The arbitration provisions in this Agreement shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the Federal Arbitration Act (9 U.S.C. § 1 et seq.) and the laws of the State of Delaware, without reference to the choice of law principles thereof.

16.11
Within thirty (30) days after appointment of the Arbitral Tribunal, the Arbitral Tribunal shall hold a pre-hearing conference with the Parties to establish the scope of and schedules for completion of discovery, exchange of exhibit and witness lists, filing of arbitration briefs, setting the hearing, and to address other procedural matters and any other appropriate questions that may be presented.

16.12	The arbitral hearing shall be conducted to allow reasonable procedural due process. Rules of evidence need not be strictly followed, and the hearing shall be streamlined as follows:

16.12.1	Documents shall be self-authenticating, subject to valid objection by the opposing party;

16.12.2
Expert reports, witness biographies, depositions, and affidavits may be utilized, subject to the opponent's right of a live cross-examination of the witness, although in the Arbitral Tribunal's discretion a video-recorded cross-examination at deposition may be sufficient under this section;

16.12.3
Charts, graphs, and summaries may be utilized to present voluminous data, provided that the underlying data was made available to the opposing party thirty (30) days prior to the hearing, and that the preparer of each chart, graph, or summary is available for explanation and live cross-examination in person;

16.12.4	The hearing should be held on consecutive Business Days without interruption to the maximum extent practicable;

16.12.5
A record shall be maintained that includes all proceedings which take place at the arbitral hearing and all evidence (including exhibits, deposition transcripts, affidavits or declarations admitted by the Arbitral Tribunal into evidence) presented at the hearing; and

16.12.6	The Arbitral Tribunal shall establish all other procedural rules for the conduct of the arbitration in accordance with the CPR Rules.

16.13
The nature, extent and control of document discovery, depositions, and other discovery shall be within the discretion of the Arbitral Tribunal. The Arbitral Tribunal shall permit and facilitate such discovery as it determines is appropriate under the circumstances and in light of the issues raised in the proceeding. The Arbitral Tribunal is empowered to issue subpoenas or otherwise compel pre-hearing document discovery or deposition discovery, to enforce the discovery rights and obligations of the Parties, and to otherwise control the scheduling and conduct of the proceedings. The Arbitral Tribunal shall have the power and authority to tailor or limit discovery in a manner that is fair to all Parties while expediting the arbitration proceeding so as to be able to render a final decision within nine (9) months after the pre-hearing conference (or such other time as the Parties mutually agree in writing).

16.14
The determination, award or other action of the Arbitral Tribunal will be considered the valid action of the Arbitral Tribunal if supported by the affirmative vote of at least two (2) of the three (3) arbitrators. The costs of arbitration (exclusive of a Party’s expenses in obtaining and presenting evidence, attending the arbitration, and retaining legal counsel and expert witnesses, all of which will be borne by such Party) will be shared equally by the Parties, unless the arbitrators determine that the non-prevailing Party did not act in good faith in referring the dispute for arbitration.

16.15
The Arbitral Proceedings will be conducted in private. The Parties will maintain the substance of any proceedings hereunder in confidence under Section 17 of this Agreement, and make disclosures to others only to the extent necessary to properly conduct the proceedings or to enforce or challenge the award (to the extent permitted by Law), or as otherwise required by Law.

16.16
Nothing herein shall be deemed as waiving or affecting, or intending to waive or affect, the right of any Party to challenge the enforceability of an arbitral award based upon the provisions of the Federal Arbitration Act or any other applicable statute, treaty, law or convention.

16.17
Nothing in this Section 16 or otherwise in this Agreement shall limit either Party’s right to seek immediate injunctive or other equitable relief in any court of competent jurisdiction. The Parties hereby agree that a Party who seeks only such injunctive or equitable relief in a court of competent jurisdiction in connection with an Arbitral Matter shall not be precluded from proceeding with the Arbitral Matter with respect to relief not sought in the court proceeding. The opposing Party shall not assert that resolution of such court proceeding operates as a bar to proceeding with the Arbitral Matter in connection with the additional relief sought in the Arbitral Proceeding.

17.	CONFIDENTIALITY

17.1
Confidential Information: It is anticipated that it may be necessary, in connection with their obligations under this Agreement, for the Parties to disclose to each other Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any and all proprietary information (including without limitation, information related to technical, safety, business, sales, marketing and intellectual property matters), know-how, data, intellectual property, trade secrets, and other physical materials owned or held by either Party to this Agreement, now and in the future, which is disclosed by either Party to the other Party in connection with this Agreement. The Confidential Information shall include proprietary information disclosed orally, in writing or other tangible form, including samples of materials. Information will be considered to be Confidential Information and protected under this Agreement if it is disclosed as “confidential” or “proprietary” (or an obvious equivalent at the time of disclosure), or if the information is summarized in a document provided to recipient within thirty (30) days of the disclosure.

17.2	Confidentiality and Limited Use:

17.2.1
With respect to all Confidential Information, both Parties agree as follows, it being understood that "recipient” indicates the Party receiving the confidential, proprietary information from the other "disclosing” Party. Each Party receiving Confidential Information from the other Party, or any of its Affiliates, shall be free to disclose such Confidential Information to its Affiliates and its and their officers, directors, employees, agents, representatives, contractors and consultants who have a reasonable need to know the same in furtherance of such recipient’s duties or exercise of such recipient’s rights under this Agreement. Confidential Information provided or disclosed to the recipient shall remain the property of the disclosing Party and shall be maintained in confidence by the recipient and shall not be provided or disclosed to Third Parties by the recipient and, further, shall not be used except for purposes contemplated in this Agreement. All confidentiality and limited use obligations with respect to the Confidential Information shall terminate five (5) years after the termination or expiration of this Agreement, whichever occurs first.

17.2.2
Notwithstanding any provision to the contrary, a Party may disclose the Confidential Information of the other Party: (i) as deemed advisable by the Party, together with its legal counsel or accounting advisors, to comply with any law or regulation; rules of any stock exchange on which shares of a Party or its Affiliate are listed; or in conformity with accounting principles generally accepted in the United States of America; (ii) in connection with an order or inquiry of a court or other government body, provided that the disclosing Party provides the other Party with notice and takes reasonable measures to obtain confidential treatment thereof; (iii) in confidence to recipient’s Affiliates, attorneys, accountants, banks and financial sources and its advisors; or (iv) in confidence, in connection with the sale or assignment of substantially all the business assets to which this Agreement relates, so long as, in each case, the entity to which disclosure is made is bound to confidentiality on terms commensurate with those set forth herein.

17.3	Exceptions: The obligations of confidentiality and limited use shall not apply to any of the Confidential Information which:

17.3.1	is publicly available by publication or other documented means or later becomes likewise publicly available through no act or fault of recipient; or

17.3.2
is already lawfully known to recipient, having been obtained by legal means and free from restrictions on disclosure, before receipt from the disclosing Party, as demonstrated by recipient’s written records; or

17.3.3
is made known to recipient, having been obtained by legal means and free from restrictions on disclosure, by a Third Party who did not obtain it directly or indirectly from the disclosing Party and who does not obligate recipient to hold it in confidence; or

17.3.4
is independently developed by the recipient, not in breach of this Agreement, as evidenced by credible written research records of recipient’s employees or agents who did not have access to the disclosing Party’s Confidential Information. Specific information should not be deemed to be within any of these exclusions merely because it is embraced by more general information falling within these exclusions.

17.4
Upon termination or expiration of this Agreement, originals and copies of Confidential Information in written or other tangible form shall be returned to the disclosing Party by recipient or destroyed by recipient. One copy of each document may be retained in the custody of the recipient’s legal counsel solely to provide a record of what disclosures were made.

17.5
Confidential Status of Agreement: The terms (but not the existence) of this Agreement shall be deemed to be Confidential Information and shall be dealt with according to the confidentiality requirements of this Section 17. Except as otherwise permitted herein, neither Party will make public disclosures concerning terms of this Agreement without obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld.

17.6
The Parties agree to confer and consult with each other regarding the contents of any press release(s) announcing the execution of this Agreement, the Agency Agreement and that certain Commercialization and Technology Agreement between the Parties effective as of the date hereof. Each Party shall have the right to review and provide comments to any such press release(s), which comments shall be given due consideration by the other Party.

18.	NOTICES

18.1
All notices, requests, approvals, disapprovals, consents and statements to be given and all payments to be made hereunder shall be given or made at the respective addresses of Monsanto and Scotts set forth below unless notification of a change of address is given in writing. All such notices shall be sufficiently given when the same shall be deposited so addressed, postage prepaid, in the United States mail and/or when the same shall have been delivered, so addressed, by facsimile or by overnight delivery service and the date of transmission by facsimile, receipt of overnight delivery service or two Business Days after mailing shall be the date of the giving of such notice.

As to Monsanto: Attention: Lawn and Garden Commercial Lead Monsanto Company 800 North Lindbergh Blvd. St. Louis, MO 63167
With a copy to: Monsanto: Attention: Deputy General Counsel Monsanto Company 800 North Lindbergh Blvd. St. Louis, MO 63167
As to Scotts: Attention: Office of the General Counsel The Scotts Company LLC 14111 Scottslawn Rd. Marysville, OH 43041
With a Copy to: Attention: Legal Department The Scotts Company LLC 14111 Scottslawn Rd. Marysville, OH 43041

19.	FAILURE TO PERFORM

19.1
In the event of strike, lockout, or other labor trouble, riot, war, rebellion, fire, earthquake, accident, or act of God, or any act of governmental or military authorities (foreign or domestic), acts of terrorism, or any other similar occurrence beyond the control of either Party, which shall prevent or hinder performance hereunder, no default or liability for non-compliance occasioned thereby during the continuance thereof shall exist or arise. The Party prevented or hindered from performance hereunder shall give immediate notice to the other Party of the event.

20.	RESERVED.

21.	NO WAIVER: MODIFICATION: SEVERABILITY

21.1
None of the terms of this Agreement can be waived or modified except expressly in writing signed by both Parties. The failure of either Party to insist on compliance with any provision hereof shall not constitute a waiver or modification of such provision or any other provision. If any provision hereof is held to be invalid or unenforceable by any court of competent jurisdiction or any other authority vested with jurisdiction, such holding shall not affect the validity or enforceability of any other provision hereto.

22.	WHOLE AGREEMENT: CONSTRUCTION

22.1
Upon execution, this Agreement cancels, terminates and supersedes any prior Agreement or understanding relating to the subject matter hereof between Monsanto and Scotts. This Agreement includes the entire understanding between the Parties as to its subject matter, and there are no representations, promises, warranties, covenants, or undertakings other than those contained herein.

23.	GOVERNING LAW

23.1
The validity, interpretation and performance of this Agreement and any dispute connected with this Agreement will be governed by and determined in accordance with the statutory, regulatory and decisional law of the State of Delaware (exclusive of such state’s choice of laws or conflicts of laws rules) and, to the extent applicable, the federal statutory, regulatory and decisional law of the United States.

23.2
Any suit, action or proceeding against any Party hereto with respect to the subject matter of this Agreement, or any judgment entered by any court in respect thereof, must be brought or entered in the United States District Court for the District of Delaware, and each such Party hereby irrevocably submits to the jurisdiction of such court for the purpose of any such suit, action, proceeding or judgment. If such court does not have jurisdiction over the subject matter of such proceeding or, if such jurisdiction is not available, then such action or proceeding against any Party hereto shall be brought or entered in the Court of Chancery of the State of Delaware, County of New Castle, and each Party hereby irrevocably submits to the jurisdiction of such court for the purpose of any such suit, action, proceeding or judgment. Each Party hereto hereby irrevocably waives any objection which either of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought as provided in this subsection, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. To the extent each Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from legal process with respect to itself or its property, each Party hereto hereby irrevocably waives such immunity with respect to its obligations under this subsection. Except as otherwise provided herein, the Parties hereto agree that exclusive jurisdiction of all disputes, suits, actions or proceedings between the Parties hereto with respect to the subject matter of this Agreement lies in the United States District Court for Delaware, or the Court of Chancery of the State of Delaware, County of new Castle, as hereinabove provided. Scotts hereby irrevocably appoints CT Corporation, having an address at 1209 Orange Street, Wilmington, Delaware 19801 and Monsanto hereby irrevocably appoints Corporation Service Company, having an address at 2711 Centerville Rd. Suite 400, Wilmington, Delaware, 19808, as its agent to receive on behalf of each such Party and its respective properties, service of copies of any summons and complaint and any other pleadings which may be served in any such action or proceedings. Service by mailing (by certified mail, return receipt requested) or delivering a copy of such process to a Party in care of its agent for service of process as aforesaid shall be deemed good and sufficient service thereof, and each Party hereby irrevocably authorizes and directs its respective agent for service of process to accept such service on its behalf.

24.	SURVIVABILITY

24.1
The respective obligations of the Parties under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, including, but not limited to, indemnification, insurance, and audits, shall survive the Agreement’s termination, cancellation or expiration.

25.	MISCELLANEOUS

25.1	This Agreement shall bind and inure to the benefit of the Parties and their permitted successors and assigns.

25.2
The captions and headings contained in this Agreement are used for convenience only and shall not be deemed or construed to have any substantive content in interpreting the meaning of any of the provisions of this Agreement.

25.3
The Parties to this Agreement are independent contractors. There is no relationship of agency, partnership, joint venture, employment or franchise between the Parties. Neither Party has the authority to bind the other or to incur any obligation on the other’s behalf.

26.	COUNTERPARTS

26.1	The Parties agree that this Agreement may be signed in multiple, identical counterparts.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

THE SCOTTS COMPANY LLC By: _/s/ JAMES HAGEDORN______ Title: President and Chief Executive Officer	MONSANTO COMPANY By: _/s/ HUGH GRANT___________ Title: Chairman and Chief Executive Officer

Guaranty of Scotts' Obligations

The Scotts Miracle-Gro Company, an Ohio corporation ("Scotts Miracle-Gro") and parent of The Scotts Company LLC, acknowledges the obligations of Scotts under this Agreement (for the avoidance of doubt, all references to “Agreement” in this Guaranty refer to this Agreement as it may be amended by the parties from time to time) and agrees to take all necessary or appropriate action to cause and enable Scotts to perform all of its covenants, agreements and obligations under this Agreement. In addition, Scotts Miracle-Gro hereby irrevocably and unconditionally guarantees to Monsanto the prompt and full discharge by Scotts of all of Scotts' covenants, agreements, obligations and liabilities under this Agreement, including, but not limited to, the due and punctual payment of all amounts that are or may become due and payable by Scotts hereunder when and as the same may become due and payable, subject to, and in accordance with, the terms of this Agreement as they apply to such obligations.

IN WITNESS WHEREOF, Scotts Miracle-Gro has caused this Agreement to be signed by its duly authorized representative as of the date first above written.

THE SCOTTS MIRACLE-GRO COMPANY By: _/s/ JAMES HAGEDORN______ Name: James Hagedorn Title: Chairman and Chief Executive Officer

SCHEDULE A
Licensed Marks

1. UNITED STATES OF AMERICA

MARK	APP./REG. NO.	GOODS	COMMENTS
ROUNDUP	Reg. No. 847249	IC5: herbicide
ROUNDUP & Design	Reg. No. 2,662,000	IC5: herbicide for domestic and agricultural use

ROUNDUP	To be provided upon filing	IC5: insecticides for domestic use	Intent-to-use application to be filed upon execution of this Agreement
ROUNDUP	To be provided upon filing	IC5: fungicides for domestic use	Intent-to-use application to be filed upon execution of this Agreement
ROUNDUP	To be provided upon filing	IC1: fertilizers for domestic use	Intent-to-use application to be filed upon execution of this Agreement
ROUNDUP	To be provided upon filing	IC31: mulch	Intent-to-use application to be filed upon execution of this Agreement

All logos and trade dress, some of which may be also trademarked and/or copyrighted works, related to the above trademarks, as provided in writing by Monsanto to Scotts from time to time, are included in the definition of “LICENSED MARKS”.

Additional marks to be identified at a later date.

SCHEDULE B

FTO Cleared Products

1.    Fertilizers for domestic use

2.    Fungicides for domestic use

3.    Insecticides for domestic use

4.    Mulch for domestic use

5.    Selective herbicides for domestic use

6.    Weed preventers for domestic use

SCHEDULE C

FTO Review Products & Services

Products & services to be added after passing Monsanto’s FTO Review Process.

SCHEDULE D

Roundup – Stewardship Requirements

These requirements may be reasonably modified by Monsanto from time to time to protect Monsanto and the Roundup Brand.

Stewardship Requirements
1.    Product Performance, Efficacy, Safety and Stewardship

a.	Claims, efficacy, safety, and stewardship must be in the top 10% of their competitive class and positioned as a premium product.

b.	Products must be free of defects and fit for their intended purposes.

2.	Toxicology

a.	The ingredients in the formulated product do not pose a significant risk to human or animal health.

i.
No ingredient in the formulated product is a known or presumed carcinogen, mutagen, teratogen, endocrine disruptor, reproductive toxin, or neurotoxin, according to conclusions of any of the following leading regulatory bodies: United States Environmental Protection Agency (“EPA”), Canadian Pest Management Regulatory Agency (“PMRA”), Australian Pesticides and Veterinary Medicines Authority (“APVMA”); European Food Safety Authority (“EFSA”); European Chemicals Agency (“EChA”).

ii.	No ingredient in the formulated product is included on Annex III of the Rotterdam Convention (PIC list) or listed in the Stockholm Convention.

b.	The formulated product does not pose a significant acute toxicity/irritation hazard and has no novel acute toxicological effects.

i.
Formulated product must be EPA category III or IV for acute oral, dermal and inhalation toxicity and eye/skin irritation (a maximum of ‘CAUTION’ signal word in the US). For countries outside the US, may not be classified in acute toxicity categories 1-4 for acute oral, dermal and inhalation toxicity under the Globally Harmonized System of Classification and Labeling of Chemicals (GHS) (i.e., must be GHS Categories 5, with maximum ‘WARNING’ signal word based on acute toxicity) and may not be not be classified as skin corrosive or eye/skin irritant.

3.	Environmental Profile

a.
Formulated product will not cause unreasonable adverse effects to the environment (including, but not limited to, air, soil, and water quality) when used in accordance with label instructions and widespread and commonly recognized practice.

4.	Eco-toxicology

a.
The formulated product may not be in GHS Category 1 for acute toxicity (i.e., “very toxic to aquatic life”) or GHS Category 1 or 2 for chronic toxicity (i.e., “very toxic to aquatic life” or “toxic to aquatic life”), or equivalent classifications for terrestrial life when those guidelines are developed under the GHS. No substantiated correlation between active ingredient and species population decline.

5.	Medical Treatment Information and Medical Management

a.	The immediate medical treatment information for all products is made available to Poison Control Centers and Safety Data Sheets are made available to customers.

b.	Medical Management - Product does not require early product identification by Poison Control Center

i.	Symptomatic treatment regime

ii.	No need for specific antidotal treatment

iii.	No need for early preventative therapy

6.	Use of Raw Materials

a.
Inert ingredients (co-formulants) in the formulation must be included on the EPA’s “Approved Inert Ingredient” list (or equivalent outside of the U.S.) and not specifically excluded by competent authorities.

b.	Product must not be subject to a carcinogenicity warning under California’s Prop 65 or similar law or regulation in the relevant jurisdiction.

7.	Packaging/claims

a.	Product labels must not be false, misleading or inadequate.

b.
Child Resistant Packaging – products must be packaged in accordance with FAO International Code of Conduct on Pesticide Management, as may be modified from time-to-time. (http://www.fao.org/fileadmin/templates/agphome/documents/Pests_Pesticides/Code/CODE_2014Sep_ENG.pdf)

c.	Labeling must encourage proper storage and disposal.

SCHEDULE E

ROUNDUP® TRADEMARK USAGE RULES

North America Territories

When referring to any ROUNDUP™ branded product, it is important to clearly communicate in order to avoid consumer confusion or claims of false or misleading advertising, and to protect Monsanto’s valuable trademarks. The following guidelines must be followed to ensure that Scotts’ communications are clear and accurate and do not raise stewardship concerns or put Monsanto’s valuable trademarks at risk.

All Scotts ROUNDUP Branded Licensed Products packaging, communications, including advertising, marketing and promotional materials, or other sales communications, as well as presentations, press releases, annual reports, and other Scotts corporate communications shall be consistent with these Rules.

I.	GENERAL ROUNDUP TRADEMARK USAGE - “ROUNDUP Word Mark” refers to the ROUNDUP trademark without any accompanying logo or design element.

A.	DISTINCTIVE: The ROUNDUP Word Mark shall always appear distinctive from surrounding text. Examples of proper treatment include the following.

1.	ALL CAPS: ROUNDUP® Ready-To-Use Selective Weed Killer or ROUNDUP™ branded insecticides for lawn and garden

2.	First Letter Capitalized: Roundup® Ready-To-Use Selective Weed Killer or Roundup™ branded insecticides for lawn and garden

3.	Bold: Roundup® Ready-To-Use Selective Weed Killer or Roundup™ branded insecticides for lawn and garden

4.	Italics: Roundup® Ready-To-Use Selective Weed Killer or Roundup™ branded insecticides for lawn and garden

B.
NOTICE: The first use of the ROUNDUP Word Mark in running text shall be immediately followed by the ™ symbol, until the mark is registered for the particular product(s) in the relevant jurisdiction, in which case the ™ shall be replaced by the ® symbol.

C.	APPROPRIATE USE OF THE ROUNDUP TRADEMARK

1.	Do not use the ROUNDUP Word Mark as a noun. Do not use the ROUNDUP Word Mark as a possessive, in a possessive form or as a verb.

Acceptable: ROUNDUP® Insecticides
Not Acceptable: Roundup insects with the new Roundup™ branded insecticides.

2.	Do not make statements or claims about the ROUNDUP brand generally. All statements, claims, images or other representations of or about a Licensed Product must be specific to the Licensed Product.

D.	DO NOT USE THE ROUNDUP TRADEMARK (WORD MARK OR LOGO) BY ITSELF

1.
Product Packaging & Labeling: If the Licensed Product name lacks sufficient description of the product function, Scotts shall include a statement identifying the function immediately following, adjacent to or in very close proximity to the ROUNDUP trademark (e.g., “Roundup Pest Killer Insecticide”).

2.	Advertising, Marketing And Promotional Materials (Print, Broadcast, Electronic, Online):

a.	The ROUNDUP trademark shall always be followed by:

i.	A Product Name
Acceptable: ROUNDUP™ Wasp & Hornet Killer; Roundup® Lawn Weed Killer
ii.    A Product Category
Acceptable: Roundup™ Insecticides; ROUNDUP® Lawn & Garden selective herbicides
iii.    A Product Sub-Brand
Acceptable: ROUNDUP™ Insect-Away

b.
If the product name, product category or sub-brand is not descriptive as to the function and field of use (lawn & garden) of the product(s), the accompanying and surrounding imagery, text, voice-over and/or context must clearly communicate to the average consumer the function and field of use of the product(s) to avoid confusion.

Acceptable: ROUNDUP® Max Control - Television commercial imagery shall clearly communicate to the average viewer that the product is, for example, a selective herbicide, e.g., depicts targeted weed(s) in the lawn and garden environment in which the product(s) is intended to be used.

c.	Wherever feasible, use the term “brand” or “branded” in conjunction with the ROUNDUP trademark.

d.
Scotts shall not qualify or define “Roundup®” for purposes of a particular publication; e.g., do not use “Roundup” as a noun and include a footnote that states: “In this brochure, “Roundup®” refers to Roundup® Branded Lawn & Garden Products.” Scotts must use the entire phrase, “Roundup® Branded Lawn & Garden Products” throughout the brochure.

e.	Don’t use umbrella terms that are overly broad. Statements about an umbrella group of products must be truthful and accurate with regard to all products that make up the group.

f.	Don’t use “Roundup™” to refer to products that are not Roundup™ Licensed Products.

E.	ROUNDUP TRADEMARK ATTRIBUTION STATEMENT: The following statement must be legible and placed in appropriate locations for applications in which the ROUNDUP trademark appears or is used as follows:

Roundup® and the Roundup Logo are trademarks of their registered owner; used under license by The Scotts Company LLC, or substantially equivalent language.
(Appropriate use of ® or ™ shall be provided by Monsanto to Scotts with respect to the individual products for the relevant country.)

II.	ROUNDUP LOGO USAGE – THE SAME RULES FOR THE WORD MARK APPLY TO THE LOGO

A.	BLACK & WHITE ROUNDUP LOGO(S): should only be used when it is not feasible to print the logo(s) in color.

B.	COLOR ROUNDUP LOGO(S): used on product packaging; used primarily in advertising, marketing or promotional materials.

C.	WITH SCOTTS’ TRADEMARKS & LOGOS: the ROUNDUP trademark may also be used with a Scotts’ trademark or trademark logo.

D.
DO NOT ALTER: Do not change the colors, the proportions, the shape or the words of the ROUNDUP logo(s). Do not place the logo(s) at an angle, place any other words within the logo, crop the logo, or make the logo(s) transparent.

E.	BACKGROUND/SEPARATION: The ROUNDUP logo(s) should always appear on a plain background and should be placed with sufficient clearance from other elements where space allows.

F.
REPRODUCTION & SIZE: The ROUNDUP logo(s) should always be reproduced from digital files. The ROUNDUP logo(s) should never be smaller than 5/8 (.625) inch on any material in process color where space reasonably allows. The ROUNDUP Logo(s) should never be smaller than 131 pixels wide.

G.	ROUNDUP LOGO USAGE ON PACKAGING: The ROUNDUP logo must appear on the front of the Licensed Product packaging.

III.	CHANGES IN ROUNDUP TRADEMARK USE

A.
AGREE TO CHANGE: Scotts agrees to change the manner in which it uses or identifies the ROUNDUP trademark or ROUNDUP logo(s) in its materials as may be reasonably be requested by Monsanto; provided, however, that Scotts shall have a reasonable period of time to implement such changes and to deplete existing inventories of Licensed Products bearing the ROUNDUP trademark(s) or advertising, marketing or promotional materials containing the ROUNDUP trademark.

B.
NOTIFICATION OF A CHANGE: Monsanto will notify Scotts of any changes to the ROUNDUP logo(s) as described in this Schedule E no less than six (6) months prior to the use of a new ROUNDUP logo by Monsanto. At such time, this Schedule may be amended to permit such modifications to a new logo.

SCHEDULE F
CPR Rules

Rule 6: Selection Of Arbitrator(s) By CPR
6.1 Whenever (i) a party has failed to appoint the
arbitrator to be appointed by it; (ii) the parties have
failed to appoint the arbitrator(s) to be appointed by
them acting jointly; (iii) the party-appointed
arbitrators have failed to appoint the third arbitrator;
(iv) the parties have provided that one or more
arbitrators shall be appointed by CPR; or (v) the
multi-party nature of the dispute calls for CPR to
appoint all members of a three-member Tribunal
pursuant to Rule 5.5, the arbitrator(s) required to
complete the Tribunal shall be selected as provided
in this Rule 6, and either party may request CPR in
writing, with copy to the other party, to proceed
pursuant to this Rule 6.
6.2 The written request may be made as follows:
a. If a party has failed to appoint the arbitrator
to be appointed by it, or the parties have failed
to appoint the arbitrator(s) to be appointed by
them through agreement, at any time after such
failure has occurred.
b. If the party-appointed arbitrators have failed to
appoint the third arbitrator, as soon as the
procedure contemplated by Rule 5.2 has
been completed.
c. If the arbitrator(s) are to be appointed by CPR,
as soon as the notice of defense is due.
6.3 The written request shall include complete copies of
the notice of arbitration and the notice of defense
or, if the dispute is submitted under a submission
agreement, a copy of the agreement supplemented
by the notice of arbitration and notice of defense if
they are not part of the agreement.
6.4 Except where a party has failed to appoint the
arbitrator to be appointed by it, CPR shall proceed
as follows:
a. Promptly following receipt by it of the request
provided for in Rule 6.3, CPR shall convene the
parties in person or by telephone to attempt to
select the arbitrator(s) by agreement of the parties.
b. If the procedure provided for in (a) does not result
in the selection of the required number of
arbitrators, CPR shall submit to the parties a list,
from the CPR Panels, of not less than five
candidates if one arbitrator remains to be selected,
and of not less than seven candidates if two or
three arbitrators are to be selected. Such list shall
include a brief statement of each candidate’s
qualifications. Each party shall number the
candidates in order of preference, shall note any
objection it may have to any candidate, and shall

deliver the list so marked to CPR, which, on
agreement of the parties, shall circulate the
delivered lists to the parties. Any party failing
without good cause to return the candidate list
so marked within 10 days after receipt shall be
deemed to have assented to all candidates listed
thereon. CPR shall designate as arbitrator(s) the
nominee(s) willing to serve for whom the parties
collectively have indicated the highest preference
and who appear to meet the standards set forth
in Rule 7. If a tie should result between two
candidates, CPR may designate either candidate.
If this procedure for any reason should fail to
result in designation of the required number of
arbitrators or if a party fails to participate in
this procedure, CPR shall appoint a person or
persons whom it deems qualified to fill any
remaining vacancy.
6.5 Where a party has failed to appoint the arbitrator
to be appointed by it, CPR shall appoint a person
whom it deems qualified to serve as such arbitrator.

SCHEDULE G

STANDARDS OF MANUFACTURING PRACTICES

Scotts and Contract Manufacturers (individually or collectively “LICENSEE”) shall take reasonable measures to ensure that all manufacturing, shipping, advertising and marketing and merchandising of the FTO Cleared Products and FTO Review Products are in compliance with the following requirements:

No Forced Labor
LICENSEE certifies that it does not use and shall not use any forced or involuntary labor - prison, indentured, bonded or otherwise.

No Child Labor
LICENSEE will not use child labor in the manufacturing of or any other activity relating to the FTO Cleared Products and FTO Review Products & Services or related packaging, advertising and marketing materials.

No Harassment or Abuse
LICENSEE certifies every employee shall be treated with respect and dignity. No employee shall be subject to any physical, sexual, psychological or verbal harassment or abuse or other inappropriate conduct.

Nondiscrimination
LICENSEE certifies that no person shall be subject to any discrimination in employment, including hiring, salary, benefits, advancement, discipline, termination or retirement, on the basis of race, religion, gender, age, disability, sexual orientation, nationality, political opinion, or social or ethnic origin.

Health and Safety
LICENSEE certifies that workers will be provided a safe and healthy working environment to prevent accidents and injury to health arising out of, linked with, or occurring in the course of work or as a result of the operation of LICENSEE’S facilities.

Freedom of Association and Collective Bargaining
LICENSEE certifies that employees’ rights to freedom of association and collective bargaining will be recognized and respected.

Wages and Benefits
LICENSEE certifies that employees will be paid at least the minimum wage required by local Law, or the prevailing industry wage, whichever is higher.

Hours of Work/Overtime
LICENSEE certifies that it complies with regulations concerning work hours mandated by local laws and uses overtime only when employees are compensated according to local law. LICENSEE further certifies that it will not allow employees to exceed the maximum number of overtime hours provided by local law.

Benefits
LICENSEE certifies that it complies with all provisions for legally-mandated benefits, including but not limited to health care; child care; sick leave; contributions for social security; life, health, worker’s compensation and other insurance mandated by local law.

Environment
LICENSEE shall comply with all applicable environmental laws, rules, regulations, and industry standards relating to the manufacture, sale and distribution of the FTO Cleared Products and FTO Review Products & Services.